Exhibit 99.2

CONFERENCE CALL SCRIPT

PLACER SIERRA BANCSHARES

THIRD QUARTER ENDED SEPTEMBER 30, 2004

INTRODUCTION: Tony Rossi, FRB

Tony will provide a short introduction of management, read a safe-harbor statement, then turn the call over to Ron.

SPEAKER: Ron Bachli

Thank you, Tony. Good morning and thank you for joining us today.

I’m going to provide a brief overview of the third quarter of 2004, and then I’ll turn the call over to Dave Hooston, our Chief Financial Officer, who will review our financial results in more detail. I will conclude this morning with a discussion of our outlook for the remainder of 2004.

In the third quarter of 2004, we recorded net income of $3.9 million, or fully diluted earnings per share of 27 cents.

While these results are in-line with our expectations, we don’t believe they are really indicative of the true earnings power of the Bank for a few important reasons.

The first reason is our decision to significantly increase our liquidity during the third quarter. We typically maintain an average of $15 million in federal funds sold to cover our day-to-day liquidity needs. During the third quarter, our average federal funds sold was $118 million, or about $103 million more than we typically have.

This was done for two reasons. First, we needed to maintain $50 million in liquidity to facilitate our acquisition of First Financial Bancorp. There was an extremely competitive bidding process for First Financial, and one of the key factors that led to their board’s decision to accept our offer was that fact that it was all-cash. In order to enhance the appeal of our bid, we felt that we needed to have the liquidity on hand during the process. The long-term positive benefits of this highly accretive acquisition far outweigh the near-term negative impact of not investing that capital in areas that could have generated a higher return during the quarter.

The second reason for the excess liquidity during the third quarter was some restructuring we did with the Bank of Orange County’s securities portfolio prior to closing this acquisition. We liquidated approximately $72 million of long-term securities in their portfolio as part of a process to realign their interest rate risk and liquidity profile. As you know, the treasury market was extremely volatile during the third quarter, and we felt that it was better to hold off on re-investing this capital until the direction of the treasury market became more clear.

Collectively, we estimate that maintaining this excess liquidity in federal funds sold negatively impacted our third quarter results by approximately 3 cents per share.

The other important area that belies our true earnings power is the fact that we are still carrying a significant amount of excess expense at the Bank of Orange County. Our integration is proceeding as planned, but as we expected, the cost savings from this acquisition will not be fully realized until the beginning of 2005. Until then, our expense levels will be somewhat inflated and our bottom-line results negatively impacted.

From the perspective of our core lending and deposit gathering efforts, we are very pleased the results of the quarter. Our markets continue to experience robust economic conditions, which helped drive annualized loan growth of almost 19% during the quarter. While all areas of the portfolio increased during the quarter, the growth was largely driven by the real estate construction and commercial loan portfolios, which increased at annualized rates of 88% and 30%, respectively.

Our aggressive new development efforts have also been very successful in attracting new transaction deposit accounts. Our total deposits increased at an annualized rate of 16% during the quarter, but importantly, the non-interest bearing category led the way with annualized growth of more than 19%.

The highlight of the quarter, though, was clearly the acquisition of First Financial Bancorp. This acquisition is our first step in expanding southward down the Highway 99 corridor. The area between Sacramento and Fresno contains some of the most attractive, fastest growing markets in the country, and we believe they are distinctly underbanked. This gives us an excellent opportunity to continue growing the bank as we take our aggressive new business development efforts and customer-centric approach to these new markets. We believe the formula that has worked for us in Sacramento will prove to be very successful in these areas as well.

At this point, I’m going to turn the call over to our Chief Financial Officer, Dave Hooston, who will review additional financial results for the third quarter.

Dave…

SPEAKER: Dave Hooston

Thank you, Ron.

We have provided significant detail in our press release today, so for brevity’s sake, I will limit my review to those line items where some discussion is warranted.

Our net interest margin declined to 4.79% in the third quarter from 4.96% in the second quarter. This was primarily attributable to the impact of the liquidity strategy that Ron discussed. Had we not kept this excess liquidity, we estimate that our net interest margin would have been 4.95% in the third quarter.

It is also worth noting that we had approximately $50 million in securities that matured at the end of the third quarter, which we intend to maintain in federal funds sold until we become more comfortable with the direction of the treasury market. So this will further add to our excess liquidity during the fourth quarter.

While we are asset-sensitive, it is relatively slight at this point, as many of our commercial real estate loans hit floors as interest rates dropped over the past few years. In addition, many of our CRE loans are tied to short- and intermediate-term treasuries, as opposed to the prime rate.

Given the disconnect in movement between the prime rate and the treasury market in recent months, we have not seen the expansion of our net interest margin that we would expect to see in a more normalized environment. Over the longer-term though, when interest rates return to historical levels and short- and intermediate-term treasuries respond accordingly, we would expect to see these CRE loans move off their floors and we will begin to see meaningful expansion in our net interest margin.

Total non-interest income declined to $3.2 million this year, from $4.1 million last year. The decline is partially attributable to a decrease in service charges and fees on deposits, as a result of the sale of five branches in the fourth quarter of 2003. We also had approximately $432,000 less in net gains on the sale of securities this quarter.

Excluding non-recurring gains on the sale of loans and investment securities, our core non-interest income was $3.2 million, compared with $3.5 million last year.

Our total non-interest expense was $12.2 million, up slightly from the $12.0 million last year. We had a number of non-recurring expenses this quarter including the following:

•	We incurred $177,000 in merger-related expenses

•	We had a loss of $120,000 from a check kiting fraud

•	And we had a $149,000 writedown of our only OREO property.

As Ron mentioned, we consider our current expense levels somewhat inflated, as we have not yet fully implemented our cost savings initiatives at Bank of Orange County.

Within the non-interest expense items, note that our salaries and benefits increased over the prior year, as we have made a number of investments in personnel to support the growth of the Bank in light of the acquisitions of Bank of Orange County and First Financial Bancorp. We expect to get good leverage from these investments as we grow our revenues in future quarters.

Moving to our balance sheet, our asset quality has remained very strong during this period of significant growth. Our non-performing assets declined by 34% from the end of the prior quarter to $2.9 million. The majority of the decline was due to a decrease in classified loans and leases, while the writedown of the OREO also contributed.

Because of the decline in non-performing assets during the quarter and the overall credit quality of the remainder of the portfolio, we determined that our level of allowance for loan losses was sufficient and no additional provision was required this quarter. At September 30th, our allowance for loan and lease losses represented 580% of non-performing loans and leases.

Our net charge-offs remained very low, with annualized net charge-offs for the first nine months of 2004 representing 0.15% of total loans and leases.

At this point, we see no systemic problems within the portfolio, and we anticipate that our asset quality will remain well within our targeted levels of risk.

Now, I’ll turn the call back over to Ron.

Ron…

SPEAKER: Ron Bachli

Thanks Dave.

I will wrap up this morning with our outlook for the remainder of 2004.

We expect the fourth quarter to very closely resemble our third quarter performance, with earnings per share ranging between $0.27 and $0.29. The same issues that impacted our third quarter results – namely the temporary excess liquidity on our balance sheet and the higher expense levels at Bank of Orange County – will impact us once again.

But more importantly, we expect our balance sheet growth to proceed at the current levels and position us for a strong 2005.

Before we conclude today, we believe it is important to put our 2004 financial results in the proper context. We view this as very much of a transition year, one in which we have been able to put in place a very strong foundation for growth in the future, although it did negatively impact our bottom line results this year.

The scale and growth opportunities for the Bank have significantly changed for the better as a result of the Bank of Orange County acquisition earlier this year. And they will be further enhanced in 2005 as a result of the acquisition of First Financial Bancorp.

We operate the Bank in the long-term best interests of the shareholders. Many of the decisions we have made this year were done with the full knowledge that they would negatively impact our near-term results, but we know they will create exceptional shareholder value in the future. We hope that our shareholders can appreciate this disciplined approach and take comfort that they will be rewarded for their patience and support.

While we are not prepared to provide our outlook for 2005 at this point in time, I would like to highlight some of the reasons why we are very optimistic.

•	First, our markets remain very healthy, and the growth in population, housing and businesses in our areas provides exceptional opportunities for generating strong increases in our loans and deposits.

•	Second, our reduction in redundant overhead at Bank of Orange County will take full effect in 2005,. Combined with the expected revenue growth, this should result in a consistent improvement in our operating efficiency ratio going forward.

•	Third, as Dave mentioned, once interest rates rise another 50 basis points or so and the treasury market follows suit, we will begin seeing significant expansion in our net interest margin.

•	And finally, we believe the First Financial Bancorp acquisition will be extremely positive for the Bank. As we’ve mentioned, simply through our reduction of redundant expenses, we believe this acquisition will add 30 cents per share to our earnings next year.

Importantly, once the First Financial Bancorp acquisition closes and the excess liquidity is off our balance sheet, we expect to see a significant improvement in our return on equity.

Collectively, we believe these factors make the outlook for the Company very bright not only in 2005, but well beyond, and we look forward to delivering on that potential for our shareholders.

We would now be happy to address any questions you might have.

Operator, we are ready for the first question.

CLOSING

SPEAKER: Ron Bachli

Once again, thank you all for joining us today. We look forward to speaking with you next quarter.

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